UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2011

Tech Data Corporation

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive Clearwater, Florida	33760
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 727-539-7429

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 27, 2011, Tech Data Corporation (the “Company”) entered into a Credit Agreement, which replaces the Company’s Third Amended and Restated Credit Agreement dated as of March 20, 2007. The Credit Agreement, among other things, i) provides a $500.0 million revolving credit facility with a maturity date of September 27, 2016, ii) provides for an interest rate on borrowings, facility fees and letter of credit fees based on the Company’s non-credit-enhanced senior unsecured debt rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service, and iii) may be increased up to $750 million, subject to certain conditions. The Credit Agreement includes various covenants, limitations and events of default customary for similar facilities for similarly rated borrowers, including a maximum debt to capitalization ratio and minimum interest coverage. The interest rate on the Credit Agreement is based on LIBOR plus a predetermined margin that is based on the Company’s debt rating.

Bank of America, N.A. served as Administrative Agent with participation in the facility by: i) Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Citigroup Global Markets, Inc. and J.P. Morgan Securities LLC as Joint Lead Arrangers, ii) Citibank N.A. and JPMorgan Chase Bank, N.A. as Co-Syndication Agents and iii) Sun Trust Bank, The Bank of Nova Scotia, The Royal Bank of Scotland PLC, U.S. Bank National Association and Unicredit Bank AG as Co-Documentation Agents, and various other lenders.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending October 31, 2011.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits

(c) October 3, 2011 Press Release by Tech Data Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation
Registrant

October 3, 2011	/s/ Jeffery P. Howells
Date	Jeffery P. Howells Executive Vice President & Chief Financial Officer Tech Data Corporation